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                                                                    Exhibit 4.17

EMPLOYMENT CONTRACT concluded at the place and date mentioned hereafter,






BETWEEN: MAAX Corporation, a private corporation incorporated pursuant to Part 1A of the Companies Act (Quebec), with its head office located at 1010 Sherbrooke Street West, Suite 1610, Montreal, Quebec, H3A 2R7, represented by Mr. Andre Heroux, president and CEO, duly authorized as per his statement;

                        (hereafter referred to as the "Company")

AND Ms. Sophie Fortin, residing at 1795 De Montpellier Street, Saint-Bruno, Quebec, J3V 4P4;

                        (hereafter referred to as the "Employee")

THE COMPANY AND THE EMPLOYEE AGREE TO THE FOLLOWING:

1.    EMPLOYMENT

1.1 The Company hires the services of the Employee, who accepts, as Corporate Vice President of Human Resources and Public Relations for the Company, all of which is in compliance with the provisions of the present employment contract (the "Contract").

1.2 The Employee will devote her business time exclusively to the service of the Company.

2.    TERM

2.1 The Contract goes into effect on January 31, 2005 or the day following the end of her employment contract with her current employer. The Employee will notify the Company of this date.

3.    POWERS AND RESPONSIBILITIES

3.1   Summary

      - The Corporate Vice President of Human Resources and Public Relations reports directly to the President and CEO;

      - All Human Resources directors from each MAAX Corporation sector will report to the holder of this position:

            *     Wholesale Bathroom Sector Canada;
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            *     Wholesale Bathroom Sector USA;

            *     Retail Bathroom Sector;

            *     Spa Sector; and

            *     Kitchen Sector;

      - The Public Relations Director also reports to the Corporate Vice President of Human Resources; and

      -     Member of the MAAX Corporation Executive Committee.

3.2   Job Description

      - Efficiently manage the Company's Human Resources components in these areas:

            *     Labor relations with employees

            *     Company's organizational development

            *     Remuneration policies

            *     Employee training program

            *     Performance evaluation program and vitality curve

            * Support and advice to members of the executive committee on everything pertaining to human resources in their respective sector

            *     Hiring policy for all Company sectors

            *     Occupational health and safety

            *     Development of a profit sharing program

            *     Communications with employees

      - Align the Business Culture with MAAX's strategic vision in order to accelerate the reaching of our objectives for our:

            *     Shareholders

            *     Customers

            *     Employees

4.    PLACE OF WORK

4.1 The place of work will be at the Company head office, located at 1010 Sherbrooke Street West, Suite 1610, Montreal, Quebec, H3A 2R7.

5.    REMUNERATION

5.1 Annual base salary of two hundred and twenty-five thousand dollars ($225,000). Afterwards, there will be an annual review based on the performance of the Employee and the Company.

5.2 Bonuses of up to 50% of the base salary are based on the results of the MAAX Corporation under three components:

      - Profitability (earnings before interest, tax, depreciation and amortization);


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            -     Operating fund; and

            -     Strategic objectives.

      A program that must be established every year with the President and CEO and approved by the Board of Directors for all members of the Executive Committee.

5.3 You will also be entitled to the Company's pension plan. It is a defined contribution plan and the employer contributes an amount equal to the employee's contributions, up to a maximum of 4% of the annual salary.

6.    STOCK OPTIONS

6.1 As a senior executive of the Company, you can also participate in MAAX's stock options program. As part of this program, ten thousand (10,000) shares will be issued to you. Of this number, 30% can be exercised in each of the subsequent years up to five (5) years, in accordance with the rules of the plan. They can not be exercised beyond a maximum period of ten (10) years of their issuing. This stock option is made possible by a resolution of the MAAX Board of Directors on January 20, 2005.

7.    INVESTMENTS - EQUITY PARTICIPATION IN THE COMPANY

7.1 You will also have the opportunity to become a Company shareholder by investing cash as equity in the MAAX Corporation.

7.2 The details of the shareholder agreement will be made available if you accept to enroll in this Company investment program.

8.    VACATION

8.1 The Employee is entitled, in addition to statutory holidays in the Province of Quebec and all other holidays decreed by the Company, to four
      (4) weeks of paid vacation per calendar year, which can be taken in a continuous or discontinuous manner at the Employee's discretion.

9.    EXPENSES

9.1 The Company will reimburse to the Employee the expenses incurred while performing her functions on behalf of the Company upon presentation of pertinent supporting documentation, all of which in compliance with the regulations and any associated Company policy, if applicable.

10.   OTHER BENEFITS

10.1 The Company will place at the disposal of the Employee and will replace every thirty-six (36) months or sooner, a vehicle equivalent to the monthly allocation for the present vehicle (approximate market value of forty-five thousand dollars ($45,000)). The Company will also assume operating and maintenance expenses upon presentation of the pertinent supporting documentation.


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10.2  The Company will pay parking expenses for the vehicle on a monthly basis.

10.3 The Company will place at the disposal of the Employee a cellular telephone and will assume the activation, subscription and calling expenses, with the exception of personal calls, upon presentation of pertinent supporting documentation.

10.4 The Employee will be entitled to all other fringe benefits that are offered or will be offered by the Company to its other executive Employees, if applicable.

10.5 As a MAAX Employee, you will be covered by the Company's group insurance program as of your hiring date.

11.   CONTRACT CANCELLATION CLAUSE

11.1 If for whatever reason, the Company wishes to terminate the contract without just cause, it must pay the Employee, in the form of liquidated damages, a package amount equivalent to one (1) year of base salary and target bonus performance.

12.   CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION

12.1 The Employee makes a commitment to the Company for the entire duration of the contract. For an additional period of two (2) years after the end of the contract, the Employee agrees to a non-competition clause with MAAX Corporation.

13.   OTHER PROVISIONS

13.1 None of the parties can transfer its rights or obligations under the terms of the Contract without the prior written consent of the other party.

13.2 Use in the Contract of the term "dollars" or the symbol "$" refers to the currency that has legal tender in Canada.

13.3 The Contract constitutes the complete and full agreement between the parties in regards to its object, subject to the Stock Option Agreement.

13.4 The simple elapsing of time for the execution of an obligation under the terms of the Contract will result in a party being in default, without any other notice or formal demand.

13.5 If a Contract provision were to be declared invalid by a competent court, the other provisions of the Contract will remain in effect.


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13.6  The Contract will be interpreted and be governed by the laws in the
      Province of Quebec and the applicable Canadian laws.

IN WITNESS WHEREOF, the parties have signed the Contract in _________________, Quebec, on ________________________.

                                        The Company

                                        By: /s/ Andre Heroux
                                            ____________________________________
                                            Andre Heroux
                                            President and CEO

                                        The Employee

                                        By: /s/ Sophie Fortin
                                            ____________________________________
                                            Sophie Fortin


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